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The following is a transcript of a town hall attended by Brent Saunders, Chairman, President and CEO of Allergan plc, on June 25, 2019.

AGN Broadcast 62619.wav TRANSCRIPTION June 25, 2019

[00:00:11] Ladies and gentlemen please welcome to the stage chairman and CEO Brent Saunders.

BRENT SAUNDERS [00:00:25] So good morning everyone and thank you for joining us here in Parsippany near our Madison headquarters for those joining the webcast. Good morning and good afternoon and good evening to all of you. I have a bit of a head cold and despite all our efforts in R&D we don’t have any cures for that. So my voice and my energy may not be commensurate with how I actually feel. Don’t read anything into because I know what I do this for analysts. If I walk the wrong way or I talk the wrong way they write it all up funny but I really do have a bad cold. So, stay with me this morning and we’ll be good.

[00:01:03] So look. This morning we made a big announcement and it really is I think about an exciting next chapter in this journey that many of us started five, six years ago. Now some people started this journey 20 years ago and some people started this journey a month ago. But on average that’s about where we are. And that announcement we would put out just this morning is that we are going to combine our company. I’m sorry is the mic working? Yeah. We’re going to combine our company with AbbVie, the biopharmaceutical company based in Chicago. What’s exciting about that is we are taking two biopharma companies that are both subscale, us a little bit more than them, and putting them together and creating the world’s fourth largest biopharmaceutical company in the world. Now for many of you I know this comes as a bit of a shock. These are always things that come that are unexpected. And so this morning what we want to do is take some time to make sure that we can answer as many questions as we can about this transaction and in particular what it may mean for you. Now we won’t have all the answers. We will tell you everything we can, and then over the course of coming months we answer the remainder questions as soon as we possibly can. And as frankly and as openly as we possibly can as we always have every time we’ve gone through a situation like this. So you know we did a town hall last week from the [00:02:36](unintelligible) [0.0s] launch and I was asked a bunch of questions about creating value for our shareholders and various options. And one of the things that I have always said is that we have as you know it’s no mystery our stock has been under a lot of pressure and our shareholders were looking for us to do something to create value. They speculated that that would likely be a split of our company. And you saw many media and sell side analysts write about a split of Allergan. To me that was not the solution. To me the solution was to gain scale not to lose scale that the world that we operated as a biopharmaceutical company requires us to take outsized risk to bring new novel medicines and treatments to patients. And one of the things that we were struggling with as a standalone Allergan despite the wonderful R&D organization we have was the mere fact that we spent a billion and a half dollars on R&D, not 6 billion dollars R&D and so every little speed bump felt like an earthquake to us. And so we needed to find a place where we could turn those risks that we have to take to find cures and treatments for patients to an acceptable base of operations. And splitting the company made that risk more acute. Growing the company makes that risk more acceptable. And so that’s how I answer the question in terms of how do we create value for shareholders.    But more importantly how do we create value for colleagues in terms of career opportunities and probably equally or more importantly how do we find cures and treatments to help patients. And I think putting ourselves in a platform that will now have an R&D budget that will be in excess of 6 billion dollars is the right way to do it in this industry. So the combination will really bring together these two different, but complementary businesses in a way that I think will complement one another. I think there are a lot of things that come together where we will now have scale. Scale in R&D. We’ll have scale geographically. AbbVie has a tremendous international business. We have an amazing focused international business. When we put those two together there are tremendous opportunities for our business, for our patients and career opportunities for our colleagues internationally in this new platform. Our shareholders should see more value just by the forty-five percent roughly premium over the stock price today. And we will also be shareholders in the new AbbVie. The way the exchange ratio works, and I’ll go into that in a bit. On a combined basis, when we look at this. We will have a company that will be just under 50 billion dollars in sales, and operating in a hundred and seventy five countries. Think about that. 50 billion dollars and one hundred and seventy five countries. We will produce, if the companies were combined last year, 2018, we would have produced 19 billion dollars of operating cash flow. Think about that. That’s more than the entire size of our Allergan, right. That allows us to fund a dividend, to fund investment in the business and to fund R&D. And so that is why scale says a lot. So if we turn to the next slide. This slide says a lot. If you look at what I was talking about earlier, AbbVie was the North ninth largest company in the industry. We were the 16th largest. When you put the two together we become the fourth largest, and I believe if our plans are right, we have a real shot of becoming the third largest, overtaking Pfizer in just a few years. Given their [00:06:46]LOE [0.0s] profile and the combined company’s growth profile. So there’s some real opportunity to become a top-three biopharma company just by that. And so I think, with that combination, with that scale, with that geographic opportunity we can do so much to advance our business, to advance careers, and to advance patient care. It’s not only going to be a big company because as you know size is, is just one factor. It’s important I think given the high risk of an R&D operation particularly in the biopharmaceutical space. But it’s also going to be an exciting company. We’re going to have really leading positions in every area in which we operate. They’re very strong in immunology. They’re strong and [00:07:37] (unintelligible) [0.2s] Number two position. We have a number one medical aesthetics position. They have a woman’s health business. We have a women’s health business. We saw that scale problem. They’re number one in global [00:07:50]HCV. [0.0s] And this slide should say number one in eye care and a leadership position in CNS. They are very, very excited about what we bring from a CNS perspective to the combination. And this will just give me one minute to take a second and say there were slides that will be put out by AbbVie, and by us, to talk to our investors.

[00:08:16] I know you all pore through them. Some of you may ignore them. But the reality is don’t read so much into them. If your product isn’t named on one of those slides in the right box or your division isn’t talked about the right way, this doesn’t mean anything. These are slides to explain this transaction to Wall Street. Who needs to take it in different bites and chunks. For example [00:08:40]CNS [0.0s] not being on this slide is irrelevant. I promise you that AbbVie knows, and actually said it on their investor call today, that the CNS business the talent of our CNS team is second to none. And one of the main reasons they wanted to acquire this business. So there are examples like that peppered throughout that we just it’s such a big company we can’t talk about everything and fit everything on a slide. So please just. I usually get lots of e-mails when something is left off a slide I’m sure I still will, and that’s fine. But don’t read too much into the slides. I promise you, they’re excited about the entire aspect of what this business is. With that I’m going to take a break for one second and ask Bill Murray to come up and talk to you a little bit about what AbbVie is today. Then I’ll come back and talk about the combination and the process that we’re going through and then most importantly we’ll answer any questions everybody has. I believe already submitted. There are 60, 70 questions already submitted. We’ll take them from the room, we’ll take them from the webcast, and we’ll spend as much time as we possibly can answering as many questions. Bill.

BILL [00:09:54] All right. Good morning everyone, and good morning everyone on the broadcast.

[00:10:01] First you should know that I and Brent and Matt and really the rest of [00:10:08]the ELT [0.8s] had an opportunity to meet with the management team at AbbVie on multiple occasions over really the past month. All right. And during that time I learned a great deal about the company, and I’m going to talk about that and I also want to expand on a few points that Brent made about why AbbVie needs Allergan and I think that’s going to be very clear to you and why Allergan needs AbbVie. All right.

[00:10:45] I will tell you if you want to get a sense of the excitement the energy at AbbVie for Allergan for all of you and for the business that we manage, I recommend that you at least read the transcript that just came out of the earnings call, or excuse me the investor call that AbbVie had. And even better you should actually listen to the recording of that call and you can hear directly some of the comments that Rick Gonzalez, the CEO of AbbVie, made about you, made about our business and how we run it. And look there’s a lot of trepidation and uncertainty when there’s a merger. But listening to that call will in part reassure many of you. All right. Here are some basic facts about, about AbbVie. This is a blue chip company and bio pharmaceuticals and Brent mentioned its size.

[00:11:49] If you rank the top 20 companies from, from top to bottom, number one does about 80 billion dollars in sales and number 20 does about 15 billion dollars in sales. And AbbVie today is roughly at 33 billion dollars and so it’s number nine out of the top 20. And with the combination with Allergan it would be number four.

[00:12:17] You can see that the thirty thousand employs worldwide they’re headquartered in Chicago. But I could tell you all thirty thousand employees are not in North Chicago. And when, when we combine and there are fifty thousand employees they won’t all be in North Chicago.

[00:12:35] They have a very large R&D capability. Now their R&D capability isn’t necessarily more effective than ours, because in our therapeutic areas of interest aesthetics, eye care, CNS and G.I. I think we have the best in the business. In their therapeutic areas of interest, they have the best in business what they do have what we don’t have is resources, massive resources and research and development, and you need to have that. That is one of the benefits of scale. The cost associated with R&D, are climbing at a staggering rate. And so one of the reasons that we need AbbVie, which I’ll talk about shortly is because of their resources and their scale. They operate one hundred seventy five countries or they sell into one hundred and seventy five countries around the world. Now we sell into hundred, but they’re almost twice that. And they’ve had 13 FDA approval since 2013. I think David Nicholson’s group has put up as good a numbers as, as those. All right. So this is a meeting of equals when it comes to capabilities. You need an extensive research and development network and manufacturing footprint if you want to be successful on a global basis. And very simply what you see here is there are research centers in the United States that go from the West Coast to the Midwest to the East Coast. That’s point number one. And then if you look at manufacturing sites they’re all across the United States as well as in Italy, Germany, Ireland and Singapore.

[00:14:12] All right.

[00:14:14] Now this is an important slide. I think it’s an important slide to understand why AbbVie needs Allergan, why they’re so impressed by what we have created over the past several years. And there are two parts to this. There is AbbVie today and then there’s new AbbVie, or AbbVie in the future. Let’s take a look at AbbVie today. Similar to our business there are two parts to it.

[00:14:37] There’s a core business at our Allergan. And then there’s the other part which is excuse me. All the products that are subject to generic competition. We’ll take a look at Abbvie. They have a growth platform. That’s the equivalent of the core business at Allergan. And then they have [00:14:52]Humira. [0.0s] Now as most of you know [00:14:54]Humira [0.0s] will be subject to biosimilar competition in 2023. At AbbVie, the most important part of their company is the growth platform. That’s where they spend their time and their money. And that is the future. OK so take a look at the new AbbVie by combining with Allergan, AbbVie doubles, more than doubles the size of its growth platform. In other words the core business.

[00:15:29] This is why they were interested in Allergan. This is why they need Allergan, and this is why their focus and you would hear it on the call, is to stabilize the new combined company and make sure that our business continues to hum.

[00:15:49] Put another way. We will be our Allergan, our business will be half of the growth engine for the fourth largest biopharmaceutical company in the world. Put another way, they can’t mess this up and they don’t want to mess this up.

[00:16:08] But when I look at a picture like this, even with all the uncertainties around a merger of this kind I get excited. I would love to be part of this. Personally. I want to join this this company, and I think you should think about it that way too. And you’ll learn a lot more about this and the role that you can play over the next several weeks or months. But I would give you two pieces of advice here. The first one is stay positive about this.

[00:16:40] The second is, give it a chance and learn as much as you can and keep an open mind. Now why does Allergan need AbbVie, and Brent touched on this. The first one is our investment in sales and marketing on key products will be higher in the combined company than it is today.

[00:16:59] In fact it could be significantly higher. And if you listen to Rick on the call this morning he specifically commented about medical [00:17:08]aesthetics [0.0s] (unclear) where there’ll be no change to the leadership.

[00:17:11] There’ll be no change the name, there’ll be no change to the products, will be no change to the people. He mentioned [00:17:17]CNS [0.0s] and complimented both the development and commercial capabilities of [00:17:22]CNS [0.0s] group and commented on all the success we’ve had with [00:17:26]Vraylar [0.0s] (unintelligible).

[00:17:26] Congratulations to that [00:17:28]Vraylar [0.0s] team and the sales force, that right now is in the midst of launching Vraylar for bipolar depression. AbbVie’s expectations on Vraylar are almost twice what ours are and ours are pretty aggressive.

[00:17:41] He also commented on our women’s health business.

[00:17:45] Those businesses and others will get more investment in a larger company than they do today. That’s number one. Number two. We will enter more international markets, as part of AbbVie than we ever could independently.

[00:18:02] There’s a big difference when you have access to one hundred seventy five countries. And the regulatory work and the development work and the commercial work to launch products on a global scale, including all the products in our pipeline, requires a massive infrastructure that’s difficult to build from scratch.

[00:18:22] And then third and Brent mentioned this of course investment in key R&D projects will be higher in the combined company than in the current one. And I’ll give you a perfect example on Botox today, we have roughly 19 product projects in development. 10 on the therapeutic side and nine on the cosmetic side. The level of investment that the combined company will make into that just that part of our pipeline is so much more materially higher than what we can do independently. We’re taking two eye care products to market that require additional development work. We have a CNS business that could require additional development work. I’m thinking specifically about [00:19:08][0.1s] (unintelligible) Japan and a [00:19:09][0.0s] (unintelligible) Japan. So those are the three reasons why a combination with AbbVie makes sense for Allergan and it does relate to the two big problems that you solve for with the company and that is having the funds to cover R&D costs, and then having enough shots on goal in terms of your, your product flow. Here’s a snapshot of their business moving from left to right, immunology the flagship product here is Humira. It’s the largest product in the world. Then next it’s [00:19:44]a logic [0.1s] (unintelligible) oncology. Very, very successful business for AbbVie and [00:19:49]Brovica (unintelligible) [0.0s] it is the flagship here and that’s for blood cancers. [00:19:54]And of course [0.3s] (unintelligible) medical aesthetics. I think you know that. And neurosciences. Notice that two of their four major verticals are Allergan businesses.

[00:20:07] Now other franchises; don’t be misled by the label or the format of this slide. Those businesses are not run that way.

[00:20:16] They’re run separately, and so their hepatitis C business is separate. The Women’s Health business is separate. Eye care and the combined company will be run separately. Now although it says other franchises which is not exactly a creative label there’s five to 10 billion dollars in sales and in that business.

[00:20:38] Our product lines as Brent mentioned are very complementary. There’s not a great deal of overlap here. And so there’ll be discussions about synergies.

[00:20:49] When you’re dealing with overlapping product lines that becomes a more challenging exercise. When you’re dealing with product lines that are completely complementary and where half of the growth engine the calculation the exercise around cost control is very, very different.

[00:21:09] And then lastly the lifeblood of any company and this one’s going to be no different is the pipeline. And AbbVie already has an extensive pipeline with assets across all three stages of development. And then when you add Allergan into the equation, it gets even, even more impressive. My, my last comment here is what I’ve learned about the people at AbbVie. And I will tell you this. The culture how I would describe it. Brent may have a different point. When I first met them the first thing I thought is these guys, these people, are professionals. They are pros. They are real operators. They know their business. They are friendly. There is a Midwestern modesty about the management team and I think it permeates the rest of the company. They don’t take themselves too seriously and they were incredibly respectful of everybody in the management team and anybody else that was involved in the diligence process. This is a likeable group and they are very excited to get our Allergan and their focus right now is making sure that they don’t break the asset that they they’ve acquired.

[00:22:26] And so I think you’ll find that the culture at AbbVie is more similar despite being twice our size is actually more similar to ours than it is for example a JNJ or a Pfizer or a Roche and I felt much better after several weeks of meeting with their management team than I did on, on day one. Just because of the unknown associated with merging with a company. And so I’ll go back to my last two pieces of advice stay positive about this and give it a chance and keep an open mind because this has the potential to be an awesome company in biopharmaceutical.

[00:23:04] Thank you.

BRENT [00:23:13] OK. Thanks Bill. So let’s talk a little bit about next steps and what, what what’s going to happen over the short term and when we may learn more. So obviously we just announced the deal publicly this morning. We expect that given all the normal regulatory clearances that you have to go through and a large global deal like this that it will close early in 2020, which means for the next several months we will be operating Allergan as we always have. We will be continuing to focus on delivering against our goals and objectives and perhaps a few of us will get involved in some pre-integration activities. We also need a vote of our shareholders and we will ultimately have that some time perhaps in the late fall.

[00:24:08] We need to remember that the deal doesn’t close till it closes, and so Allergan needs to operate as an independent company until the deal is, is actually consummated which again is right now slated to be early 2020. So for us it means business as usual. That’s hard to digest. You hear this big news and you say OK., gosh, what does this mean to me and I’ll come to that in a second but it’s always one of these things where the big news comes out everybody speculates about it and then tomorrow you wake up and you realize you have all the things you need to do and things you’ve got to get done and things kind of go back to the normal routine.

[00:24:54] We will create a pre-integration planning team I suspect out of our roughly eighteen thousand colleagues, one hundred or so will be involved in that. So the overwhelming majority of our colleagues around the world will, will have to wait and hear the updates that we will provide regular cadence as we have information to talk about. But we know how to do integrations. This is a team around the world that has done a lot of integrations. We know how to do this we’re experienced, we’re pros. And so we’ll utilize those skills that we’ve all developed being part of Allergan over the next several years.

[00:25:38] There will be plenty of ways to see updates. The communications team has done a very nice job of making sure that we can do live updates like this that we can email the company we can put it on my [00:25:51]AGN [0.0s] (unintelligible). We have that new social media internal thing called Dot that everybody should be signing up so we will be making sure that there’s a regular cadence of information. So there’s not a lot I can say beyond that right now. But let me give you some advice around how I see this playing out, and I’m going to open this up to take questions. I think Bill was, was dead on in terms of attitude. I think that this is a very exciting opportunity for all of us. Clearly there’ll be some synergies. The announced synergies in this deal are two billion over three years on a combined cost base of what that roughly, excuse me, roughly 17 billion dollars. So that gives you some scale over three years. That’s relatively light for a deal of this size and magnitude but it will impact some people we can’t on both sides. And so we’ll need to make sure that when, when it comes to those decisions we do that the right way we treat our colleagues, on either side, AbbVie or Allergan with great respect. And you’ll hear from Karen we’ll do everything we can to protect the Allergan employees with all the tools and mechanisms that are available to us in a deal like this.

[00:27:24] And so to make this work I think what we need to do is make sure we deliver our plan because as you know when we’ve been on the other side of this the thing that is kind of a self-fulfilling prophecy is when you set modest, relatively modest, synergy goals over a three year period you feel pretty good about it. But if the business starts to falter the first thing you do is increase the synergies and it becomes a self-fulfilling prophecy. So the thing that we can do as odd as it may sound to make sure that we are helping each other position Allergan colleagues in the Allergan business in the best possible light is deliver on our plans. And so it’s really that simple we need to make sure that we focus on our customers that we continue to make sure that our customer service and product supplier are best in class. So we have. We’ve got some important files and R&D projects that have to continue to advance. We always want to be compliant and do what’s right. And then as Bill said give it a chance. Keep an open mind. This is a very exciting opportunity. We could commiserate and put our heads down or we could pick our heads up and look at this as opportunity. And that’s really a choice you have to make. But I know which choice I’m making I want to be part of this future. Bill wants to be part of that future and I think you’ll hear from many others that they want to do that as well. So now let’s open this up to Q&A I’ll ask my colleagues Bill, Karen, David and Matt to join me up here and, and let’s hear what’s on your mind either in the room or Alex. I believe you have your iPad.

[00:29:14] I scanned the room so that maybe you’d want to warm us up with a question from the audience.

[00:29:21] We do a speed round to get you guys loosened up. You know that your Bill been doing all the talking. Karen and Matt and David are just chomping at the bit.

[00:29:29] So let me throw some questions their way. So Karen can you talk about what will happen for 2019 bonuses.

KAREN [00:29:40] Sure. So you know we talked a lot with AbbVie and remember they do want us to be successful and want to make sure we get rewarded. And so the, the plan the way it is, is still in effect. So everyone is eligible for 2019 bonus if the deal closes after the end of the year which is the performance period. I think it’s pretty much business as usual.

BRENT ? [00:30:07] I would just say something in another way. The way I think about it is the bonus point is the bonus plan. You saw what we did last year with the bonus. Let’s repeat that again. We had a good first quarter.

[00:30:19] So when you have a good first quarter you’re, you’re, you’re starting from a good spot to pay good bonuses.

[00:30:26] Let’s have a good second, third and fourth and pay those big bonuses again like we did last year.

[00:30:31] OK good.

BILL ? [00:30:33] So.

[00:30:34] So Matt there are some capital projects going on right now some investments in some of the sites. And David maybe this you can answer this as well.

[00:30:42] But when you think about investments in the sites that are being made right now what happens with those investments.

MATT? [00:30:48] OK. So one of the one of the tenants of the agreement that we have with AbbVie is that while we’re in the executory period between signing and closing, that we continue to run the business as we normally would. So many of the investments especially [00:31:03]CapEx [0.0s] (not clear) at the sites most of those projects will continue to be under our management. We’ll continue to execute. It’s only very large investments that would require some consultation with, with Abbvie.

[00:31:15] OK. So David one question particulars about Liverpool and the investments we’re making there. What, what what’s the status there.

DAVID [00:31:21] Well it continues as Matt described in the first the first phase of that investment is approved. And we’re on the way with the further development of the West Wing at Liverpool.

BRENT ? [00:31:32] OK great. Bill are we still going to be focused on new product launches.

BILL [00:31:41] I would say we are. Yes.

BRENT ? [00:31:43]        So are you going to focus on anything else but [00:31:45]this product launch (unintelligible) [1.4s] elicited.

BILL ? [00:31:49] It’s a serious question in the sense that the people working on those launches and it’s not just a commercial exercise.

[00:31:55] I mean these new product launches are a team effort. There’s people in compliance and H.R. and regulatory and medical affairs and manufacturing I mean the list goes on and on that are working long hours to get these products to market. The very large team which I assume is watching right now. They were working around the clock for weeks and weeks and weeks. Ari [00:32:15]my Zel [0.2s] (unintelligible) and Amy and Will, I see Will in the room. They’re really important to our business. And they’re really important to our business whether we are independent or whether we combine with Allergan. And I think it’s important to keep that in mind and the team is working on the [00:32:32](unintelligible) [0.3s] (unintelligible) at launch and you got JAG and [00:32:34]remediate (unintelligible) [0.0s] and Andrew Stewart out there in California with you here working on [00:32:37]business [0.0s] (unintelligible) in a bigger park.

[00:32:39] We got to keep our head down. Does it mean you don’t take time to process what’s happening. It’s natural, and it’s, it’s understandable. But once you get past that you know in about 15 minutes, I’m kidding. But when you process it you got to focus on the business.

BRENT ? [00:32:58] OK. Can you talk about the plans for the Irvine campus.

SPEAKER ? [00:33:05] Right. Yeah I can. Nothing changes.

[00:33:08] Irvine will, will, will look like Irvine is today more or less a year from now and five years from now so long as we continue to operate those businesses. Well so [00:33:21]medical static [0.4s] (unintelligible ) will remain in Irvine. The R&D that supports that will remain in Irvine. Eye Care will stay in Irvine, and the R&D that supports that will stay in Irvine. And in fact I suspect that they’ll be almost no noticeable change. I’m sure there’ll be a few on the margins but very little changes. The name will stay Allergan out there for those businesses.

SPEAKER ? [00:33:48] And Alex we’re in the middle of a pretty big renovation at the site campus in Irvine. That project is in flight. All, all of that investment will continue as planned.

SPEAKER ? [00:33:57] I’ll also say that Rick Gonzalez on the call this morning made it abundantly clear that his, his future view of medical aesthetics business in particular is to pour more investment in it than we have. And so if you think about when we acquired that business there was a step up in investment in the medical aesthetics business and the business responded and the team out there executed. They had that opportunity to do that again at a much higher investment level. And so I think it’s pretty exciting for medical aesthetics.

SPEAKER ? [00:34:36] Is there a question in the room. I think that one person. Come on. I don’t want to. Three hundred might have a question but I’m just guessing. I could be wrong. Right here in the back. Thank you. The brave soul.

QUESTION [00:34:54] Hi, my name is Ryan Carr. I’m based in Irvine. You’ve talked about eye care and medical aesthetics. Can you speak to Botox therapeutic.

SPEAKER ? [00:35:02] Yeah the same. I just again I just missed it when I was speaking but yeah.

[00:35:07] OK thanks. Yeah.

[00:35:10] OK that’s the point I make. So sometimes you forget something and people read into it. Thank you for calling me on it.

SPEAKER ? [00:35:15] OK. So on that I’m just going to give you the list here Brent. This come through. I didn’t see a breast implants listed.

BRENT [00:35:23] Breast implants will remain a part of the medical aesthetics business exactly as they are today.

SPEAKER ? [00:35:28] OK. That’s great. I didn’t see skin medical listed.

BRENT ? [00:35:32] No change. OK. Let’s see what I’m doing.

[00:35:35] Tell him to focus on getting more dermal infusion machines out there.

SPEAKER ? [00:35:41] So here’s, here’s the questions about hiring and jobs.

[00:35:47] Are we going to continue hiring, will there be a hiring freeze. How are we thinking about that or do we have an answer. Yes. Yeah. You won’t answer.

KAREN ? [00:35:55] So we need to hire people because we have important jobs that are open. The reality is probably a little bit measured in terms of going out and recruiting actively but definitely we will continue to hire.

SPEAKER ? [00:36:09] I think we want to look at it in a thoughtful way. We want to make sure we have the talent and capabilities to, to run our business. But we should also make sure that our first obligation is to the people who work here today. And so it’s just a balancing between those two things.

SPEAKER ? [00:36:26] So to the 16 people who are in the orientation session yesterday that I met. I’m still glad you’re with the company. There’s a lot of opportunity here and everything I said still holds. But you can call me if you want to talk more about it.

SPEAKER ? [00:36:39] All right. So can I ask about.

[00:36:45] Brent what your role is going to be going forward. There’s some questions. Who’s going to be the CEO of the combined company and what’s your role.

BRENT [00:36:52] Yes. So without a doubt Rick Gonzalez is going to be CEO and chairman of the combined company for the foreseeable future. I will be joining the board of directors. I intend to stay very close and connected to the company. Maybe there’ll be some additional roles that I can play to, to support. But I view my... I have two jobs and I would take this very seriously. I mean this absolutely. One is to make sure that we continue to operate a top tier company and business for patients and for our investors and colleagues for the next several months till this closes. And then to be a champion for Allergan people. And Allergan way of working inside the new combination. And that’s all I’m going to do over the next six, seven months. And so the way you guys can help me is just continue to do all the great things you’ve been doing for the last several years. You give me so much great ammunition and so much to champion that it makes, makes doing that just an absolute pride for me to be able to do it. And I will take that very seriously.

SPEAKER ? [00:37:57] OK. Thank you. Here’s a question over on that side.

QUESTION [00:37:59] It brings Kelly from Marlow question around international business. What’s the structure international like we have a center of excellence in Marlow. What does it look like on the [00:38:08](unintelligible)[0.0s]

BRENT [00:38:09] Yeah I think they operate relatively structurally relatively close to how we operate. There are some differences, but I would say in broad brushes they operate very similar to how we operate. I think what we have to work on through the pre-integration is what’s the best way to operate combined. I suspect it will look very similar to how it is today, but there may be some important tweaks and those are things that we’ll work on jointly over the next few months to get you better answers on.

[00:38:43] OK.

SPEAKER ? [00:38:45] Other questions from the room. Yes. Back in the back. Thank you. Good morning.

QUESTION [00:38:49] Can you just speak to the manager and location given that Abbvie headquarters is in Chicago.

BRENT [00:38:54] Yes. So great question. My view, and again we’ll firm this up over the coming months, is that the new AbbVie will operate with its headquarters in Chicago. Remember our headquarters in Dublin they’re re-domiciling Allergan as part of this transaction back to the United States. It will be a Chicago based company and a U.S. taxpayer. And it will have the Irvine campus and a significant presence in New Jersey. Will that be our office building in Madison? I think that’s highly likely but they’ve never been to it. OK. So I can’t tell you that they say that they’ve seen it and agree to that. But they know that in order to keep the great talent that we have here in New Jersey they do not expect people to move to Chicago. There will be very important jobs and businesses that will be run from New Jersey. And they will need a place to work. And it’s highly likely it’s Madison. But we can’t firm that up till they come visit.

SPEAKER ? [00:39:54] I’m kind of partial to Madison.

BRENT [00:39:55] I kind of like I, I already started selling the wonders of our building but maybe something you guys don’t like the building. Look we just built that building. It’s a phenomenal facility. I can’t imagine a scenario where they could find a better opportunity. But in fairness to them if I were on the reverse side I wouldn’t agree to stop saying something if I hadn’t seen either. And so they just need to do that and that will happen in the coming weeks.

SPEAKER ? [00:40:18] OK. I’ve got one question in the audience. Before I go there Bill. What’s this mean for the primary care team, what does this mean for the institutional team.

BILL [00:40:26] Yeah look as it relates to the primary care team, our primary care capability is way more developed than AbbVie’s, Which over time to the way their product line has evolved has been has taken on lesser and lesser significance. And so I would say it’s opportunity for primary care especially given the interest that we have and AbbVie has in Vraylar which is now launching to a very large group of primary care physicians as well as [00:40:55]Japan (unintelligible) [0.4s] So that’s good. And as it relates to the institutional team this is a smaller business. AbbVie actually started in the institution with Abbott and so again it’s a status quo situation for the institutional team.

SPEAKER ? [00:41:11] Great. Thank you. We have a question here.

QUESTION [00:41:14] If this is Steve from Madison. Brent you mentioned the re-domicile from Ireland to the United States. And I guess the question is actually directed towards Matt. How does this affect current intercompany business, and how it will affect planning moving forward to the next six to 12 months.

BRENT [00:41:31] So there won’t be any changes in during the executory period. Abbvie has a very big scale tax department. They’ll be doing tax planning around the around the combination of the companies. So there will be changes, but it’ll all be post club.

SPEAKER ? [00:41:56] So I think we just answered this question about tax inversion. That’s not going to happen. Are there going to be opportunities for our good people to go into oncology or into immunology or other businesses as part of AbbVie.

BRENT ? [00:42:13] Yeah I think there will be I think no different than, than today we have people who moved from the eye to see it as to eye care to medical aesthetics to women’s health and so on and so forth. I think that’s one of the things about, you know... There’s lots to like about small companies. There’s a lot to like about big companies.

[00:42:31] One of the good thing about big companies is more opportunities. There’s more opportunities for people to work in different parts of the US. It could be New Jersey, Chicago or Irvine. It could be different countries around the world like Kelly who moved to Marlow. There’ll be that plus another seventy five countries to choose from. There’ll be three or four other businesses and specialty care. So they’ll be there’ll be a lot of other opportunities. Clearly at some point you know people choose what they love or what they’re passionate about and stay very focused on it. But for those that want to try new things I think there’s, there’s always a higher number of opportunities to experience new things and bigger companies.

SPEAKER ? [00:43:11] And if I may. We already are in immunology of course many of our eye care projects site [00:43:16]G.I. (unintelligible) [0.1s] products working in the field of immunology. And when you talk about oncology. Oncology these days totally overlaps with immunology. So science is all one. So within that field I’ll stay in that field and as Brent mentioned is going to be many opportunities for scientists to expand.

SPEAKER ? [00:43:34] There is there is a big elephant, and it’s hanging in the room but nobody wants to say it. And that is about synergies. And there’s a 2 billion dollar synergy with the deal. And I think the press release mentions that about 50 percent of the synergies will be realized and overlapping R&D functions. So Brent or David you want to put that in context or Matt and maybe Matt you want to take that first so.

MATT [00:43:58] Yeah. So. So AbbVie has disclosed that they anticipate about 2 billion in synergies that breaks out roughly 50 percent as you point out Alex, R&D already 40 percent in the centralized functions of both companies. In the 50 percent of the R&D both companies about 10 percent procurement savings and the like. And so, over, over a three year timeframe that evenly phased in. And you know one of the things that is a part of our financial projections when you get out that far... Certain component of our of our, our R&D spend is just, just a placeholder. Like we know there’ll be activity there, but we don’t know what exactly it will be. I think they’re looking at that kind of activity say well that’s part of the that’s part of the 2 billion.

SPEAKER ? [00:44:47] In other words the way to think about it is our R&D spend is heavily weighted towards the Phase 3 programs. As they wind up this year and into next year, there is nothing to fill it. That becomes part of that synergy pocket. Not all of it, but it becomes a meaningful part of that synergy bucket.

SPEAKER ? [00:45:06] And over and above that we are building an increase in our R&D budget over and over the next three years. So some of it is cost avoidance from the increase in the R and D budget. And let us all remember we’ve got a really exciting R&D pipeline. We still need to some extent to continue to educate our new potential colleagues at AbbVie about our R& D pipeline. I’ve spoken to them about it. They are excited about it but we need more discussions. We need to continue to increase their excitement in the quality of our projects. And I’m sure we’ll do that right. So that’s where we need to do as we go through the pre-integration period.

SPEAKER ? [00:45:47] And Alex I would just, just add in general not related to R&D cost synergies. Without minimizing the impact of any cost control measures which we’ve all have, have been through. And Brent has said this a number of different times and so has Matt. You’re talking about roughly a 17 billion dollar cost base and 2 billion dollars in synergies over three years. It really works out to about just over 10 percent. Now obviously if it impacts me or you, it’s 100 percent, but in terms of the cost synergies it’s 10 percent. And the other point I would keep in mind is that half of the future growth of this company, And if you listen to their CEO he said that they expect to grow at a high single digit rate to 2030. That’s pretty bold ambitious target but they are one of the fast growing companies today. Half of that growth is coming from our business. And so when it when it relates to cost control measures, it’s not going to be disproportionate or unfair. It’s going to be based on, on the business. And even then 90 percent of it should be okay and 10 percent is the only piece that will be subject to changes.

SPEAKER ? [00:47:03] The R&D budget is going to be 6 billion.

BRENT ? [00:47:08] So I think when people hear synergies they also hear job reductions. Karen, so a couple questions for you. Number one is this a change of control if someone’s job is reduced as a result of the integration. And number two how does our severance plan work. And I think that people have some awareness how it works at certain grades, but maybe not visibility to others.

KAREN [00:47:37] I think the key point is that um now we’ve been through many of these, and what we try to do is make sure there is enough financial security so you can really focus on what you want to do with your career, rather than how you take care of your family financially. So what we did if you recall after the Pfizer transaction is actually enhance our change of control severance because we knew what the size of the company as Bran do says, are stocks are sales. So we want to kind of put that away. So what we did was globally at a grade 13 which is an associate director or above, we have a very rich severance plan. A minimum of 1 Times based on bonus and target bonus. Below that, it’s really governed by your country plans and provisions. All of that is on our web site. We will be sending out a FAQs later about that. But going to your first point this is a change of control. Now remember that, as, as Rick said on the call, he actually wants most of our employees. These only kick in the severance is if you lose your job. If your job is eliminated or you’re involuntarily terminated. I think the focus; is understand your financials the safety net that we have in place for you, but really focus on finding out more about the company and the opportunities there so that you can make a choice.

SPEAKER ? [00:49:02] Okay. I’m just responding to text messages about we can’t hear Karen. We can probably hear Karen so we have two microphones on Karen. We cover these questions and Bill is gonna donate his to the cause. So a couple other questions. What about. What about that. OK. These and more what abouts. So OK then what about me category.    What about your urology Bill.

BILL [00:49:34] Yeah. Well listen. Botox therapeutic relies on more than ever growth in urology and Botox therapeutic is going to be a flagship business in the new company. And so no change. I think it’s actually more important in the future than it’s ever been.

SPEAKER ? [00:49:52] What about Cool sculpting Bill.

BILL [00:49:55] Yeah well congratulations first to Brad Houser and the team in Pleasanton for getting that product approved. I know that Brent Houser yes they are brothers they are twin brothers, is getting ready to launch that product over the next several quarters and year. That’s a mission critical business for us. And it’s a great business. To the team in Pleasanton and the team in Irvine and that sales force has done an awesome job with that it’s one of the great brands in health care and they did it in about a seven year period.

SPEAKER ? [00:50:26] OK great. Questions in the room where I keep going. I’ve got more OK over here. Thanks.

QUESTION [00:50:41] Hi. Um first of all I just wanted to thank all of you for pulling us all together so quickly. And this is probably more of a comment than a question. So I think we’re all gonna want to make sure we continue to do what’s right for, for this new company. We’re gonna leave and there’s gonna be a lot more questions that we have. I’m ready I’m part of finance I’m thinking about 2020 planning and how do we want to make sure we’re doing the right thing. So my ask is that we continue to make sure that there is real communication, and communication engines that we can tap into. Again just to make sure that we continue to continue to move forward. What’s important to the combined company.

BRENT [00:51:25] Absolutely. I think that’s a great point. And you have our commitment to communicate and perhaps err on the side of over communication. And so I hear you loud and clear and we will we will do that.

ALEX [00:51:36] Yes. Sorry if I if I can just add, Brent. You know we had a town hall five days ago I guess we could do one and three and just keep the cadence coming on the town hall. I think that’s a disrupting thing as well. No but, but we are going to put an FAQ on the web site today. We have a number...there’s infinite number of questions. We’re going to start taking them part by part, and try to address them. So there’ll be some FAQs is going to live today. Karen’s team is also working on some of these more benefits and severance related questions separation questions that it’s kind of people need comfort there so they can go back in and focus on their job. We will get those up as soon as we can as well. And as you have more questions send them in. I’m pretty easy to find in outlook. Alex Scott Kelly sent me the questions we’ll, we’ll try to answer them.

[00:52:31] Here’s the mic.

[00:52:34] Well not for the room but the mic for the webcast.

QUESTION [00:52:38] So a question that I have is about the pre-integration planning. So I know what the past deals we’ve been in there have been some announcements in advance of the close. Does AbbVie have that kind of feeling where they’ll maybe make some management announcements before the deal, or is it really like a silent period until the deal closes.

SPEAKER ? [00:52:59] Yeah I don’t know the answer yet Fran. I think what you’re alluding to is the last time we did a big deal, which was Pfizer. We made some decisions and announcements around the new management structure somewhere in the three or four month post the announcement, and that was a little aggressive. But we thought that that was the right thing to do at that time. I suspect we’ll be just that those discussions will start probably after the Fourth of July on how we want to do that, and how we want to announce it and what process do we want to go through to do that. And certainly it’s a possibility, but you know yet to be sorted out. I wouldn’t suspect it would be done any earlier than that. That was the, the way we did it during the Pfizer was about as aggressive as, as it can be done.

SPEAKER ? [00:53:51] OK so Brent on this slides Will noted that we use the word combine a lot and meanwhile it’s an acquisition. Right. In terms of how this is, is discussed. So how did the decision making rights work in terms of the integration planning. What role will Allergan have in this in this process.

BRENT [00:54:15] So look they are acquiring us. They’re all said and done they’re paying roughly you know with the assumption of debt around eighty two-ish billion dollars for Allergan. And that’s a big check. And so ultimately they get to make the final decision with respect to integration. But I think Bill said something that that I would key in on which is this is a professional team. I have talked to Rick Gonzalez’s office maybe five times a day for the last several days. He listens. He understands that we understand we know our business better than he knows our business, that his deep respect for what we’ve done in areas like eye care, CNS medical aesthetics, Botox therapeutic and all the other things I won’t mention that people say I should have mentioned. But he gets that we’ve run this business well and we understand it. He knows that we’re well managed company with great talent at all levels and departments of the business. This is not a synergy deal. This is a growth deal. And so what he wants beyond all else, is to create that growth platform which half — as Bill said — comes from Allergan. And so if I were him, and I think he and I think about the world reasonably similar, he’s going to take a lot of advice and counsel from us. And the better we position the business I think the more valid our voices. And so it really I think we’re in a strong position. And I think we’ll continue to be in a strong position.

SPEAKER ? [00:55:52] You know one thing I’d just point out and Rick mentioned that on the call: AbbVie looked at us for a year. And so this was a very thoughtful decision by that by that team. And part of that is they’re going to be very open minded to our point of view about the very business that they purchase. They definitely, I think you’d say, and everyone on the stage would say that during our meetings there’s not this attitude that well if it’s not the AbbVie way it’s the highway. That does not exist. And it does exist in a lot of large pharma companies. But you don’t get that sense here and just keep that in mind.

SPEAKER ? [00:56:31] Will we still have promotions during this integration planning period.

KAREN [00:56:35] Yes.

[00:56:37] Can I get one of those.

[00:56:39] No.

[00:56:43] Can my team. Yes. OK. All right. See I’m looking out for you. Okay.

[00:56:51] So Brent there’s I got a lot of questions.

[00:56:56] But I want to be cognizant of time, not only for you but also for the fact that there are a lot of people listening. Are there any closing remarks you can make to the group before we go.

BRENT [00:57:09] I would just say this. Look this was a... For me personally, this is a tough decision right. Emotionally I am incredibly invested in what we have done and where we are going. But I also know that to position us for the future, to put us on stable ground, to allow us to do what we want to accomplish with R&D and commercial and creating new drugs and treatments and cures for diseases, we needed scale. And we didn’t seek out AbbVie. They sought out us, but if all the companies that I could have put in the universe that could have sought us out, I think this is the best fit. There’ll be some points of friction no doubt. There’ll be some regrets no doubt. But I do believe overall this is the right decision for us. This is a good home for us. And I do believe the future for us will be overwhelmingly exciting. We will have to get through some, some trepidation we have to get through some uncertainty and we will do everything we can to help you do that. We will tell you things as soon as we know them. But if you keep an open mind and a positive attitude, this should work out incredibly well for the overwhelming majority of our colleagues around the world. And that’s what I’m here to fight for every day. And so just bear with us. Try to stay positive. Ask questions if you have them, and we’ll get through this together I promise you.

SPEAKER ? [00:58:50] Thank you Brian. Thanks everybody. [Applause.]

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer document), which will contain the full terms and conditions of the acquisition, including details with respect to the Allergan shareholder vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the Scheme Document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement, which will include the Scheme Document. BEFORE MAKING ANY VOTING DECISION, ALLERGAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Allergan’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Allergan shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents (when available) by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations or from Allergan’s website, www.allergan.com.

PARTICIPANTS IN THE SOLICITATION

Allergan and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Allergan in respect of the transactions contemplated by the Scheme Document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Allergan in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Scheme Document when it is filed with the SEC. Information regarding Allergan’s directors and executive officers is contained in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 22, 2019, which are filed with the SEC, and certain of Allergan’s Current Reports on Form 8-K, filed with the SEC on February 19, 2019, March 22, 2019 and May 1, 2019.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements with respect to a possible acquisition involving AbbVie and Allergan and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, including estimates, forecasts, targets and plans for AbbVie and, following the acquisition, if completed, the combined group. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible acquisition will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible acquisition, adverse effects on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares and on AbbVie’s or Allergan’s operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Allergan’s businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Allergan’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Allergan’s plans with respect to AbbVie, Allergan’s or AbbVie’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological and other factors that may affect Allergan is set forth in Item 1A, “Risk Factors,” in Allergan’s 2018 Annual Report on Form 10-K, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Allergan undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Any forward-looking statements in this communication are based upon information available to Allergan and/or its board of directors, as the case may be, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, neither Allergan nor any member of its board of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Allergan or its board of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The Allergan directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the independent Allergan directors. The independent Allergan directors accept responsibility for the recommendation and the related opinions of the independent Allergan directors contained in this communication. To the best of the knowledge and belief of the Allergan directors and the independent Allergan directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for AbbVie or Allergan as appropriate. No statement in this document constitutes an asset valuation.

GENERAL

Appendix I to the Rule 2.5 announcement issued jointly by AbbVie and Allergan on June 25, 2019 (the “Rule 2.5 Announcement”) contains further details of the sources of information and bases of calculations set out in this document.

This document contains certain statements as to estimated synergies arising from the combination. There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimates should therefore be read in conjunction with the bases and assumptions for these synergy numbers which are set out in Appendix I of the Rule 2.5 Announcement. The synergies have been reported on in accordance with Rule 19.3(b) of the Irish Takeover Rules by (i) PricewaterhouseCoopers and (ii) Morgan Stanley. Copies of their respective reports are included in Appendix IV and Appendix V to the Rule 2.5 Announcement. The synergy and earnings enhancement statements in this document should not be construed as a profit forecast or interpreted to mean that the earnings of AbbVie or Allergan in 2019, or in any subsequent period, would necessarily match or be greater than or be less than those of AbbVie and/or Allergan for the relevant financial period or any other period.